ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, British Columbia, V3M 1A7 Telephone: 604-521-8300; Facsimile: 604-521-8322

CONSOLIDATED

FINANCIAL STATEMENTS

For the three month period ended

September 30, 2008

ALDA PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

AS AT

EXPRESSED IN CANADIAN DOLLARS	September 30, 2008	June 30, 2008

ASSETS
Current Assets
Cash and Equivalents	$ 2,207,854	$ 2,446,368
Accounts Receivable	37,591	43,166
Inventory	16,819	10,443
Prepaid Expenses and Others	74,860	28,191
	2,337,124	2,528,168
Furniture and Equipment (Note 4)	5,325	5,807
	$ 2,342,449	$ 2,533,975

LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$ 52,717	$ 57,921

SHAREHOLDERS’ DEFICIT
Share Capital (Note 7(a))	5,569,889	5,524,289
Contributed Surplus – Warrants (Note 7(d))	447,532	447,532
Contributed Surplus – Options (Note 7(e))	1,077,701	1,045,759
Deficit	(4,805,390)	(4,541,526)
	2,289,732	2,476,054
	$ 2,342,449	$ 2,533,975

Commitments (Note 8) Subsequent events (Note 11)

*See accompanying notes to the consolidated financial statements

On Behalf of the Board of Directors

                “Terrance Owen”

Director

                        “Peter Chen”

              Director

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

FOR THE PERIOD ENDED

EXPRESSED IN CANADIAN DOLLARS	September 30, 2008	September 30, 2007
Sales	$ 55,660	$ 55,537

Cost of Sales	(37,870)	(35,679)

Gross Profit	17,790	19,858

Interest Income	3,013	4,990

General & Administration Expenses
Advertising and Promotion	1,201	6,479
Amortization – Furniture and Equipment	481	371
– Patent Application and Development Costs	-	642
– Intangible Assets	-	1,450
Consulting and Management Fees (Note 7(b) for stock-based compensation)	114,458	75,330
Dues and Filing Fees	3,225	6,033
Interest and Bank Charges	320	770
Investor Relations	44,025	21,344
Legal and Accounting	15,268	10,407
Office and Miscellaneous	11,494	7,143
Product Registration & Development	65,317	5,898
Rent	6,580	6,493
Travel	5,310	719
Wages and Benefits	16,988	12,853

Total General & Administration Expenses	284,667	155,932

Loss For the Period	(263,864)	(131,084)

Deficit, Beginning of Period	(4,541,526)	(2,603,791)

Deficit, End of Period	$ (4,805,390)	$ (2,734,875)

Basic Loss Per Share	0.01	0.01
Diluted Loss Per Share	0.01	0.01
Weighted Average of Shares Outstanding	46,255,779	25,233,486

*See accompanying notes to the consolidated financial statements

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED

EXPRESSED IN CANADIAN DOLLARS	September 30, 2008	September 30, 2007

Operating Activities:
Loss for the Period	$ (263,864)	$ (131,084)
Items Not Involving Cash
Amortization – Furniture and Equipment	481	371
– Patent Application and Development Costs	-	642
– Intangible Assets	-	1,450
Stock-Based Compensation	39,542	-
	(223,841)	(128,621)

Changes in Non-Cash Working Capital Items
Decrease/ (Increase) in Accounts Receivable	5,575	(12,098)
Decrease/ (Increase) in Inventory	(6,376)	3,136
Decrease/ (Increase) in Prepaid Expenses and Others	(46,669)	(29,214)
(Decrease)/ Increase in Accounts Payable and Accrued Liabilities	(5,204)	(19,481)
	(276,514)	(186,278)

Investing Activities:
Patent Application and Development Costs	-	(8,269)
	-	(8,269)

Financing Activities:
Net Proceeds on Issuance of Shares	-	437,180
Net Proceeds on Exercise of Warrants and Options	38,000	326,000
	38,000	763,180

Increase/ (Decrease) in Cash and Equivalents	(238,514)	568,633

Cash and Equivalents, Beginning of Year	2,446,368	356,127

Cash and Equivalents, End of Year	$ 2,207,854	$ 924,760

*See accompanying notes to the consolidated financial statements

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

1.

NATURE OF OPERATIONS

ALDA Pharmaceuticals Corp. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000 and was classified as a Capital Pool Company as defined by the policies of the TSX Venture Exchange (the “Exchange)”.  The Company completed its required Qualifying Transaction on November 13, 2003, at which point it ceased to be a Capital Pool Company, and its shares resumed trading on the Exchange effective November 19, 2003.

The Company’s main business activity is the development, production and marketing of infection control agent products, principally a product marketed as T36® Disinfectant.  Effective November 26, 2003, the name of the Company was changed from Duft Biotech Capital Ltd. to ALDA Pharmaceuticals Corp.

2.

SIGNIFICANT ACCOUNTING POLICIES

a)

Basis of presentation

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles.  These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sirona Therapeutics Corp. (“Sirona”).  The name of the subsidiary was changed on January 10, 2006 from ALDA Institute For Preventative Health Care Inc.  Sirona is an inactive company, the shares of which were acquired pursuant to an asset purchase agreement.  All significant inter-company balances and transactions have been eliminated on consolidation.

b)

Cash and equivalents

Cash and equivalents include cash and highly liquid market instruments with original terms to maturity of less than ninety days at the time of acquisition.

c)

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts.  The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable.  The allowance is determined based on balances outstanding for over 90 days from the invoice date, historical experience and other current information.  The Company extends credit to customers and distributors; credit checks are required for all new distributors.

d)

Inventory

Inventory is comprised of finished goods and related raw materials.  Finished goods are reported at the lesser of cost and estimated net realizable value.  Raw materials are reported at the lesser of cost and replacement cost.  Inventory is determined using the first in, first out cost flow assumption.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e)

Furniture and equipment

Furniture and equipment is recorded at cost and is amortized using the following annual rates:

Furniture and fixtures

20% Straight line

Computer equipment

30% Straight line

Computer software

30% Straight line

For the year of acquisition, the rate is one-half of the above.

f)

Impairment of long-lived assets

The Company reviews for impairment of long-lived assets, including patent application and development costs, intangible assets, and furniture and equipment, on an annual basis or whenever circumstances indicate that the carrying amount of an asset may not be recoverable from expected future cash flows.  The assessment of recoverability is made based on projected undiscounted future net cash flows that are directly associated with the asset’s use and eventual disposition.  The amount of the impairment loss, if any, is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available.

g)

Patent application and development costs

Patent application and development costs include expenditures attributable to efforts by the Company to research and develop and bring to commercial production a new product, as well as to acquire legal protections for its proprietary products, such as trademarks and patents.  Research costs are expensed in the period in which they are incurred.  Development costs are charged as an expense in the period incurred except in circumstances where the market and technical feasibility of the product have been established, recovery of these costs can reasonably be regarded as assured, and future values can be realized, in which case such costs are capitalized.  In the latter case, patent application and development costs are amortized on a systematic basis over the patent life of 20 years.

h)

Intangible assets

The carrying values of intangible assets which are determined to have a finite useful life are amortized on a systematic basis over the useful life of 20 years. Intangible assets are subject to an impairment test on an annual basis, based on a comparison of the fair value of the intangible asset to its carrying value.  The carrying value is adjusted for impairment as necessary and any excess of the carrying amount over the fair value of the intangible asset is charged to earnings in the period occurred.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

i)

Revenue recognition

The revenue of the Company is primarily derived from the sale of the Company’s T36® product.  Revenue is recognized at the time of shipment, at which point risks and rewards over ownership and title of transfer have passed to the customer.  At the point of sale, the Company assesses whether collection of the amount billed to the customer is reasonably assured.  If collection of the amount is not reasonably assured, the Company defers recognizing revenue until such point as collection is reasonably assured, usually upon receipt of payment.  If the customer is not known to the Company, payment in advance is required and the revenue is recognized when the products are shipped.  Revenue is recognized net of any expected sales return.  Under the Company’s current policy, return of products is not allowed unless inspection of a sample of the damaged products is required by the Company or the wrong products have been shipped by the Company.

j)

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.  Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset or portion thereof will be recovered, a valuation allowance is recorded.

k)

Stock-based compensation

The Company applies the fair value method of accounting for stock options.  Under this method, fair value of options granted is determined using the Black-Scholes option pricing model and is recorded as stock-based compensation expense over the award’s vesting period, with an offsetting amount recorded to contributed surplus.  The amount is transferred from contributed surplus to share capital upon exercise of the option.

l)

Share purchase warrants

The Company applies the fair value method of accounting for share purchase warrants.  Under this method, proceeds received on issuance of units consisting of shares and warrants are allocated between contributed surplus and share capital based on their relative fair values, whereby the fair value of warrants is determined using the Black-Scholes option pricing model.  The value of the warrants is transferred from contributed surplus to share capital upon exercise of the warrant.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

m)

Basis and diluted loss per share

Loss per share is calculated based on the weighted average number of common shares outstanding during the reported period.  Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the year.

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the year.

n)

Measurement uncertainty

The preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amount of revenues and expenses during the period.  Areas requiring significant management estimates include valuation of intangible assets, estimated useful life of intangible assets, estimate useful life of patent application and development costs, stock based compensation expense, and valuation of share purchase warrants.  Actual results could differ from these estimates.

o)

Foreign Exchange

Assets and liabilities in U.S. dollars have been converted into Canadian dollars using the rate of exchange prevailing at September 30, 2008.  Revenue and expenses were translated at the rate of exchange prevailing when the transactions were settled.

3.

ADOPTION OF NEW ACCOUNTING PRINCIPLES

The Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to comprehensive income, recognition, measurement, disclosure and presentation of financial instruments and hedges.  These new accounting standards are applied prospectively beginning July 1, 2007.  Adoption of these standards had no impact on the consolidated financial statements for the period ended September 30, 2008.

Section 1530 – Comprehensive Income – This section established standards for reporting and presentation of a statement of comprehensive income.  Comprehensive income includes net earnings and other comprehensive income.  Other comprehensive income is defined as the change in equity from transactions and other events from non owner sources.  Other comprehensive income includes holding gains and losses on certain derivative instruments that are classified as available-for-sale, and gains or losses due to the change in foreign currency relating to self-sustaining foreign operations, all of which are not recognized in net earnings until realized.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

3.

ADOPTION OF NEW ACCOUNTING PRINCIPLES (CONTINUED)

Section 3251 – Equity – In addition to Section 1530 (Comprehensive Income), this section establishes standards for the presentation of equity and changes in equity during the reporting period.

Section 3855 – Financial Instruments – Recognition and Measurement – This section established standards for recognizing and measuring financial instruments in the balance sheets and specifying how unrealized or realized gains and losses are to be presented during the reporting period.  In accordance with the new accounting standard, all financial assets and financial liabilities are measured at fair value on initial recognition except for certain related party transaction.

Financial instruments have been classified as held-to-maturity, available-for-sale, held for trading, loans and receivables, or other financial liabilities.  Financial assets that are held to maturity, other than those held for trading, are measured at amortized cost.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income until realized, at which time realized gains and losses will be recognized in net income.  Held for trading instruments are measured at fair value with unrealized gains and losses recognized in the results of operations in the period in which they arise.  Loans and receivables are measured at amortized cost using the effective interest method.  Any gains or losses on the realization of loans and receivables are included in earnings.  Financial liabilities that are not classified as held to maturity are classified as other financial liabilities, and are carried at amortized costs using the effective interest method.  Any gains and losses on realization of other financial liabilities are included in earnings.  Any transaction costs incurred to acquire financial instruments will be included in earnings.

The Company’s financial instruments consist of cash and equivalents, accounts receivable, prepaid expenses and others, subscriptions receivable, and accounts payable and accrued liabilities.  The fair value of these instruments approximates the carrying amounts due to the immediate or short-term maturity of these financial instruments. The Company has made the following classifications:

Cash and equivalents

Held for trading

Accounts receivable

Loans and receivable

Prepaids expenses and others

Loans and receivable

Subscriptions receivable

Loans and receivable

Accounts payable and accrued liabilities

Other financial liabilities

Section 3861 – Financial Instruments – Disclosure and Presentation – This section establishes standards for presentation of financial instruments and non-financial derivates and identifies the information that should be disclosed about them.  This section establishes standards for presentation of financial instruments and identifies the information which should be disclosed about them.  Under the new standards, policies followed for years prior to the effective date are generally not reversed, and therefore the comparative figures have not been restated.

Section 3862 – Financial Instruments – Disclosures and Section 3863 – Financial Instruments – Presentation - These sections revised and enhance the disclosure requirements while carrying forward its presentation requirements.  These new sections will place increased emphasis on disclosures about the nature and extent of risks associated with both recognized and unrecognized financial instruments, how the entity manages the risks, and the exposure to liquidity, currency and other price risks.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

3.

ADOPTION OF NEW ACCOUNTING PRINCIPLES (CONTINUED)

It is management’s opinion that the Company is not exposed to significant interest, currency, credit, and liquidity risk arising from these financial instruments.  The Company has transactions dominated in US dollars but exposure to currency risk is immaterial.  The Company mitigates its exposure to credit risk by maintaining its primary operating accounts with chartered bank in Canada and constantly monitoring credit standing of counterparties.  The Company manages its liquidity risk through the management of its capital as described in note 14.  The Company does not use financial derivatives.

Section 3865 – Hedges – This section establishes standards for the Company that chooses to designate qualifying transactions as hedges for accounting purposes.  This section builds on Accounting Guideline AcG-13, “Hedging Relationships,” and Section 1650, “Foreign Currency Translation”.  The Company does not use hedge accounting and has no hedging relationships.

Section 1535, “Capital Disclosures” – This section establishes standards for disclosing information about an entity’s capital and how it is managed.  It requires the disclosure of the entity’s objectives, policies and processes for managing capital as well as summary quantitative data on the elements included in the management of capital.

Section 3031 – “Inventories” – This section establishes standards for measuring the inventories.  The new standards require that the inventories shall be measured at the lower of cost and the net realizable value.  This section provides guidelines on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value and reversal of a previous write-down when the value of inventories is evidently increased due to the change in economic circumstances.  The use of last-in, first-out method (LIFO) in measuring inventories is not recommended. This section applies to interim and annual financial statements for fiscal years beginning on or after January 1, 2008.  The Company is evaluating the effect of adopting this new standard.

Section 3064 – “Goodwill and Intangible Assets” – The replacement of Section 3062 establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets.  The Company is evaluating the impact of this new standard.

As announced by the Canadian Accounting Standards Board (“AcSB”), the financial reporting requirements for Canadian companies will be changed to the use of International Financial Reporting Standards (“IFRS”), replacing Canada’s own GAAP.  The changeover date for publicly-listed companies is 2011.  The Company has begun reviewing its plan for adopting IFRS for 2011.  At this time, the Company has not yet determined the financial reporting impact due to the change of new reporting standards.

4.

FURNITURE AND EQUIPMENT

Furniture and equipment consists of the following:

	Cost	Accumulated Amortization	September 30, 2008 Net	June 30, 2008 Net
Computer Equipment	$ 30,535	$ 25,210	$ 5,325	$ 5,807
	$ 30,535	$ 25,210	$ 5,325	$ 5,807

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

5.

PATENT APPLICATION AND DEVELOPMENT COSTS

The carrying amount of Patent application and development costs was determined as follows:

Patents Application and Development Costs	$ 93,160
Accumulated Amortization	(6,922)
Impairment Loss in 2008	(86,238)
Balance at June 30, 2008	$ -
Balance at September 30, 2008	$ -

During the year ended June 30, 2008, the carrying value of the patent application and development costs was written down to nil, and an impairment loss of $86,238 (2007 - $nil) was charged against earnings and included with product registration and development costs.

6.

INTANGIBLE ASSETS

The carrying amount of Intangible assets was determined as follows:

Intangible Assets	$ 116,000
Accumulated Amortization	(11,600)
Impairment Loss in 2008	(104,400)
Balance at June 30, 2008	$ -
Balance at September 30, 2008	$ -

At June 30, 2008, the carrying value of the intangible assets was written down to nil, and an impairment loss of $104,400 (2007 - $nil) was charged against earnings and included with product registration and development costs.

7.

SHAREHOLDERS’ EQUITY

a)

Share Capital

Authorized:

Unlimited common shares without par value

Effective August 19, 2005, the authorized share capital of the Company was increased to an unlimited number of common shares without par value.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

	Number of Shares	Share Capital	Contributed Surplus Warrants	Contributed Surplus Options

Balance, June 30, 2007	32,192,404	$ 2,658,868	$ 553,627	$ 171,194
Issued during the year:
For cash
Private placements (i)/(ii)	5,500,000	485,945	279,052
Exercise of warrants (iii)	11,086,500	2,303,349	(385,147)
Exercise of options (iii)	650,000	96,000		(29,000)
Share issuance costs (i)/(ii)		(13,573)
Finder’s fees (ii)	82,895	(6,300)
Stock-based compensation				903,565

Balance, June 30, 2008	49,511,799	$ 5,524,289	$ 447,532	$ 1,045,759
Issued during the period:
For cash
Exercise of options (iv)	380,000	45,600		(7,600)
Stock-based compensation				39,542

Balance, September 30, 2008	49,891,799	$ 5,569,889	$ 447,532	$ 1,077,701

a)

Share Capital (continued)

i)

On August 14, 2007, the Company completed a private placement of 2,000,000 units of the Company at a price of $0.12 per unit for gross proceeds of $240,000.  Each unit consists of one common share of the Company and one share purchase warrant.  Each warrant entitles the holder to acquire one additional common share at a price of $0.24 per share until August 13, 2008 and, thereafter at a price of $0.36 per share until August 13, 2009.  Finders’ fees and legal fees in the amount of $13,920 were charged against shares capital in connection with the private placement.  Warrants were valued at 90,108.

ii)

On November 22, 2007, the Company completed a private placement of 3,500,000 units of the Company at a price of $0.15 per unit for gross proceeds of $525,000.  Each unit consists of one common share of the Company and one share purchase warrant.  Each warrant entitles the holder to acquire one additional common share at a price of $0.30 per share until November 22, 2008 and, thereafter at a price of $0.45 per share until November 22, 2009.  5% finder’s fee in the amount of $15,750 was to satisfied by the delivery of 82,895 common shares of the Company at a  deemed price per share of $0.19.   Legal fees in the amount of $5,953 were charged against shares capital in connection with the private placement. Warrants were valued at $188,943.

iii)

During the year ended June 30, 2008, 650,000 options and 11,086,500 warrants were exercised by the holders at an exercise price range of $0.10 to $0.11 per option for total gross proceeds of $67,000 and at an exercise price range of $0.10 to $0.30 per warrant for total gross proceeds of 1,918,200.  Options value of $29,000 and warrants value of $385,147 previously recorded in contributed surplus for options and warrants were credited to share capital, respectively.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

a)

Share Capital (continued)

iv)

During the period ended September 30, 2008, 380,000 options were exercised by the holders at an exercise price of $0.10 per option for total gross proceeds of $38,000.  Options value of $7,600 previously recorded in contributed surplus for options were credited to share capital.

b)

Stock options

A summary of the Company’s stock options and changes during each year is presented below:

	Three Month Ended September 30, 2008		Year Ended June 30, 2008
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of the period/ year	4,800,000	$ 0.42	2,480,000	$ 0.11
Granted during period/ year
-consulting/officers (i) to (iii)			1,870,000	0.62
-directors (iii)			500,000	0.62
-employees (ii) and (iii)			200,000	0.65
-investor relations (ii) and (iii)			400,000	0.58
Expired/exercised/cancelled during period/year (iv)	(380,000)	0.10	(650,000)	0.10
Outstanding, end of period/year	4,420,000	$ 0.45	4,800,000	$ 0.42

The following table summarizes information about stock options outstanding at September 30, 2008:

Number of Shares	Exercise Price	Expiry Date	Number Exercisable
300,000	$ 0.11	August 12, 2009	300,000
1,150,000	$ 0.12	May 3, 2009	1,150,000
1,820,000	$ 0.50	December 7, 2010	1,588,750
1,150,000	$ 0.80	May 2, 2011	1,075,000
4,420,000			4,113,750

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

b)

Stock options (Continued)

(i)

On December 12, 2007, the Company granted options to acquire 1,820,000 common shares of the Company to directors, consultants, officers, employees and investor relations.  The options have an exercise price of $0.50 with an exercisable term of three years expiring December 7, 2010.

(ii)

1,270,000 options vested immediately with an estimated fair value of $0.26 per share resulting $333,404 in stock based compensation expense being recognized.  550,000 options shall be vested in equal quarterly installment over a period of 12 to 24 months from the date of grant.

(iii)

On May 2, 2008, the Company granted options to acquire 1,150,000 common shares of the Company to directors, consultants, officers, employees and investor relations.  The options have an exercise price of $0.80 with an exercisable term of three years expiring May 2, 2011.  1,050,000 options vested immediately with an estimated fair value of $0.47 per share resulting $489,234 in stock based compensation expense being recognized.  100,000 options shall be vested in equally quarterly installment over a period of 12 months from the date of grant.

(iv)

During the three month period ended September 30, 2008, 380,000 options were exercised at an exercise price of $0.10 for total gross proceeds of $38,000

Stock-based compensation expense is presented in the Statement of Operations and Deficit as follows:

	September 30, 2008	September 30, 2007
Consulting/Officers	$ 8,204	$ -
Investor Relations	31,338	-
Wages and Benefits	-	-
Total Stock-Based Compensation	$ 39,542	$ -

The fair value of each option was estimated as at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2008	2007
Dividend yield	0%	0%
Expected volatility	112.3 - 116.83%	128.90%
Risk free interest rate	2.78 - 3.70%	4.19%
Expected average option term	2 years	2.25 years

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

c)

Warrants

The Company has issued warrants entitling the holders to acquire common shares of the Company.

A summary of changes in unexercised warrants is presented below:

	Warrants @ $0.10 (1)	Warrants @ $0.10 (2)	Warrants @ $0.30 (3)	Warrants @ $0.36 (4)	Warrants @ $0.30 (5)	Total
Outstanding, June 30, 2007	1,430,000	2,934,000	8,000,000	-	-	12,364,000
Granted during period	-	-	-	2,000,000	3,500,000	5,500,000
Warrant exercised	(1,330,000)	(2,934,000)	(4,795,000)	(1,257,500)	(770,000)	(11,086,500)
Expired during period	(100,000)	-	-	-	-	(100,000)
Outstanding, June 30, 2008	-	-	3,205,000	742,500	2,730,000	6,677,500
Outstanding September 30, 2008	-	-	3,205,000	742,500	2,730,000	6,677,500

(1)

Exercisable until September 12, 2007, granted pursuant to private placement.

(2)

Terms of the warrants were amended to extend the exercisable period of the warrants to December 22, 2007 at the exercise price of $0.10 per share.

(3)

Exercisable at a price of $0.30 per share until June 7, 2009, granted pursuant to private placement.

(4)

Exercisable at a price of $0.36 per share until August 13, 2009, granted pursuant to private placement.

(5)

Exercisable at a price of $0.30 per share until November 22, 2008 and, thereafter at a price of $0.45 per share until November 22, 2009, granted pursuant to private placement.

The fair value of each warrant was estimated as at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	2008	2007
Dividend yield	0%	0%
Expected volatility	112.72-129.97%	128.10%
Risk free interest rate	3.54-4.41%	4.20%
Expected average option term	2 years	1.85 year

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

7.

SHAREHOLDERS’ EQUITY (CONTINUED)

d)

Contributed surplus - Warrants (Continued)

Contributed surplus attributed to the issuance of warrants at September 30, 2008 and June 30, 2008, and activity during the September 30, 2008 and June 30, 2008 years, are summarized as follows:

	September 30, 2008	June 30, 2008
Balance, beginning of year	$ 447,532	$553,627
Private Placement (Note 7 (a))	-	279,052
Warrant Exercised (Note 7 (a))	-	(385,147)
Balance, end of year	$ 447,532	$ 447,532

e)

Contributed surplus - Options:

 Contributed surplus attributed to the granting of stock options at September 30, 2008 and June 30, 2008, and activity during the September 30, 2008 and June 30, 2008 years, are summarized as follows:

	September 30, 2008	June 30, 2008
Balance, beginning of year	$ 1,045,759	$ 171,194
Options issued to employees	-	72,846
Options issued to directors	-	171,944
Options issued to consultants	8,204	605,068
Options issued to investor relations	31,338	53,707
Options forfeited / cancelled	-	-
Options exercised	(7,600)	(29,000)
Balance, end of year	$ 1,077,701	$ 1,045,759

8.

COMMITMENTS

The Company renewed the lease agreement to lease its office premises with a term of one year.  The total minimum lease payment under the agreement totaled $26,320 is payable in the 2009 year.  During the three month period ended, the Company paid $6,580 to lease its office premises.

ALDA 2008-09-30 Interim Financials Q1

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ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

9.

RELATED PARTY TRANSACTIONS

a)

During the three month period ended September 30, 2008, the Company paid consulting fees of $81,000 (September 30, 2007: $54,000) to companies controlled by directors of the Company.

b)

During the three month period ended September 30, 2008, the Company paid rent of $6,580 (September 30, 2007: $6,493) to a company controlled by a director of the Company.

These transactions were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.

CAPITAL DISCLOSURES

The Company’s objectives when managing capital is to maintain sufficient cash resources to support its research and development activities, pre-clinical trial program, intellectual property protection and expansion on its T36® technology.  The Company includes shareholders’ equity and cash and its equivalent in the definition of capital.  The Company does not have any debt obligation other than trade accounts payable.   The availability of capital is solely through the issuance of the Company’s common shares.  The Company will not issue additional equity until such time when the fund is needed and the market condition becomes favorable to the Company. There are no assurances that the fund will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize the dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements.

11.

SUBSEQUENT EVENTS

Subsequent to the three month period ended September 30, 2008, the Company granted incentive stock options to certain directors, senior officers, employees and consultants to purchase an aggregate of 550,000 common shares at an exercise price of $0.20 and a term of five years, expiring on October 31, 2008.

12.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

ALDA 2008-09-30 Interim Financials Q1

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